EXHIBIT 19
ROCKET LAB USA, INC.
INSIDER TRADING AND DISCLOSURE POLICY

[Date]

This Insider Trading and Disclosure Policy (the “Insider Trading Policy”) describes the standards of Rocket Lab USA, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy. You should refer all inquiries regarding this Insider Trading Policy to the officer, employee or consultant designated from time to time by the Company to serve as its insider trading compliance officer (the “Compliance Officer”). The Company has initially designated the General Counsel as the Compliance Officer, and the Chief Financial Officer as the alternate Compliance Officer. The Compliance Officer can be reached by telephone at 714-465-5737, by email to compliance@rocketlabusa.com, by U.S. mail to Office of the General Counsel at Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach, CA 90808 USA, or through such other means as are identified by the Company in the future.
A.    To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers and employees and references in this Insider Trading Policy to “you” refer to persons to whom this Insider Trading Policy is applicable. This Insider Trading Policy applies to you while you are serving as a director, officer or employee of the Company and thereafter until any material, nonpublic information about the Company possessed by you has become public or is no longer material.
As a precaution and in order to avoid the appearance of impropriety, the Company strongly recommends that each of the following persons or entities complies with this Insider Trading Policy to the same extent as you are required to comply (e.g., only trades in the Company’s securities at times when you would not be prohibited from trading in the Company’s securities for your own account) and that you establish procedures to ensure such compliance:
•your spouse, partner, and minor children;
•any family members living in your household;
•any trust, family partnership or other type of entity formed primarily for the benefit of you or your family members over which you or any other person or entity listed in the bullets above or below has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities; and
•any other investment fund, trust, retirement plan, partnership, corporation or other entity with which you or any other person or entity listed in the bullets above is affiliated or otherwise has the authority, or is a member of a board of directors, committee or other formalized group of individuals or entities that has the authority, to approve or direct investment decisions concerning securities, unless such entity has established and follows appropriate procedures designed to prevent you and others listed in the bullets above from influencing, approving or directing its investment decisions with respect to the Company’s securities.
For purposes of determining your compliance with this Insider Trading Policy, any actions taken by any of the foregoing persons or entities (e.g., trading in the Company’s securities) may be attributed to you, at the Company’s discretion, unless the Company is satisfied, in its sole discretion, that you did not influence or direct such actions. You are encouraged to consult with the Compliance Officer regarding arrangements that exist with affiliated persons and entities and compliance with this Insider Trading Policy.
All members of the Board of Directors of Rocket Lab USA, Inc. and certain designated officers and employees also must comply with the Company’s Special Trading Procedures for Insiders (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy. Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.
B.    What is Prohibited by this Insider Trading Policy?
It is generally illegal for you to trade in the securities of the Company, whether for your own account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Prohibited Activities
When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:
•trading (whether for your own account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities) and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when the trades are made pursuant to a written plan that was adopted or trading instructions that were given before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;
•giving trading advice of any kind about the Company; and
•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (“tipping”).
These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Exemptions
Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our trading windows, retirement plan blackout periods or pre-clearance procedures, and insiders are not required to pre-clear such transactions as provided for in the Trading Procedures, if applicable. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables insiders to trade in Company securities outside of our trading windows, even when in possession of material nonpublic information. The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
This Insider Trading Policy does not apply to an exercise of an employee stock option when payment of the exercise price is made in cash. The policy does apply, however, to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Definition of Material, Nonpublic Information
This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.

What is “Material” Information?
Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•projections of future revenue, earnings or losses or other financial metrics, including any reaffirmation or revision of such projections, or other financial guidance;
•assumptions used to generate projections of future revenue, earnings or losses or other financial metrics or other financial guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in control, management or the Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•significant developments regarding contracts or financing sources, or relationships with customers or suppliers (e.g., the acquisition or loss of a contract);
•significant new initiatives such as the Company’s entry into new lines of business and the related impact on the Company;
•significant new orders or changes to backlog or expected timing of revenue recognition;
•events regarding the Company’s securities, such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities, or information related to any additional fudning;

•potential defaults under the Company’s debt instruments or the existence of material liquidity deficiencies;
•bankruptcies or receiverships;
•cybersecurity risks and incidents, including vulnerabilities and breaches; and
•regulatory approvals or changes in regulations and any analysis of how they affect the Company.
The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
What is “Nonpublic” Information?
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.
For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.
C.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:
•disgorgement of the profit gained or loss avoided by the trading;

•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
•payment of substantial criminal penalties;
•payment of civil penalties of multiple times the profit made or loss avoided; and
•imprisonment for a substantial number of years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay substantial civil and criminal penalties, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
D.    Who Should You Contact to Report a Violation of this Insider Trading Policy or if You Have a Question About this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you must report the violation immediately to the Compliance Officer.
However, if the conduct in question involves the Compliance Officer, if you have reported such conduct to the Compliance Officer and do not believe that the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Nominating and Corporate Governance Committee of the Board of Directors of Rocket Lab USA, Inc. by writing to Nominating and Corporate Governance Committee, Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach, CA 90808 USA or contacting the Nominating and Corporate Governance Committee through such other means as are identified by the Company in the future.
E.    Is This Insider Trading Policy Subject to Modification?
The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by U.S. mail or email (or other delivery option used by the Company). You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when such revisions have been delivered to you.
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Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.